Exhibit 99.1

Signature

Name:	Evelyn H. Lauder 2012 Marital Trust Two

Address:	c/o Roaring Fork Trust Company, Inc.
212 S. Main Avenue, Suite #147
Sioux Falls, SD 57104

Relationship to Issuer:	10% Owner

Issuer Name and Ticker or Trading Symbol:	The Estee Lauder Companies Inc. [EL]

Date of Earliest Transaction Required to be Reported
(Month/Day/Year):	11/4/2025

Signature:

Evelyn H. Lauder 2012 Marital Trust Two
By: Roaring Fork Trust Company, Inc., trustee

By:	/s/ Benjamin Zeliger
Name:	Benjamin Zeliger
Title:	President

Date: November 6, 2025